Prepared by without the benefit

of a title examination and return to:

James D. Gibson, Esquire

1800 Second Street, Suite 717

Sarasota FL 34236

Warranty

Deed

(In Lieu of Foreclosure)

This Warranty Deed made this 27th day of April, 2018, between 1333 Vista Drive, LLC, a Florida limited liability company, whose post office address is 13000 SW 61st. Ave, Miami, FL 33156, Grantor, and Shepherd’s Finance, LLC, a Delaware limited liability company registered to do business in the state of Florida, whose post office address is 12627 San Jose Blvd., Ste. 203, Jacksonville, FL 32223, Grantee:

(Whenever used herein the terms “Grantor” and “Grantee” include all the parties to this instrument and the heirs, legal representatives, and assigns of individuals, and the successors and assigns of corporations, trusts and trustees)

WITNESSETH, that said Grantor, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable considerations to said Grantor in hand paid by said Grantee, the receipt whereof is hereby acknowledged, has granted, bargained, and sold to the said grantee, and Grantee’s heirs and assigns forever, the following described land, situate, lying and being in Sarasota County, Florida to-wit:

See attached Exhibit “A” legal description

Subject to taxes for 2018, and subsequent years; covenants, conditions, declarations, restrictions, easements, reservations and limitations of record, if any.

TOGETHER with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD, the same in fee simple forever.

This Indenture is being executed and delivered by Grantor and accepted by Grantee, in lieu of foreclosure of that certain Mortgage dated February 19, 2016, and filed and recorded in Official Records Instrument No. 2016022157, of the Public Records of Sarasota County, Florida (the “Mortgage”). The Mortgage was given by Lex Partners II, LLC (“Lex”) to secure a certain Note by Lex in favor of Grantee, dated February 19, 2016, in the original principal amount of $3,600,000.00 (the “Note”). It is further agreed by the parties (by their delivery and acceptance of this Indenture) that this is an absolute conveyance to Grantee of any and all right, title, and interest in the Property given for full and adequate consideration including specifically, but without limitation, any equity or rights of redemption of Grantor in the Property, and that possession of the Property has been surrendered to Grantee, and this Indenture is not given or intended as security or additional security or collateral of any kind whatsoever for the Note or otherwise.

It is the express intent of both Grantor and Grantee herein (by their delivery and acceptance of this Indenture) that the legal estate acquired by Grantee pursuant to the conveyance by this Indenture shall not be merged with the equitable estate in the Property owned by Grantee herein by virtue of the Mortgage, and that all of the liens and security interests evidencing or securing payment of the Note shall remain valid and in full force and effect unless and until released by Grantee, it being the intention of the parties that there shall be no merger of any of said liens with the title or other interest of Grantee by virtue of this conveyance, and the parties provide that each such interest in the liens on one hand and the title on the other shall be and remain at all times separate and distinct. It if further understood and agreed (by delivery and acceptance of this Indenture) that the conveyance of the Property is an absolute conveyance of title given for full and adequate consideration provided that the acceptance by Grantee of this deed shall constitute Grantee’s agreement to the release of Grantor from all personal liability of Grantor for sums owing under the Note and Mortgage.

And the Grantor hereby covenants with said Grantee that the Grantor is lawfully seized of said land in fee simple; that the Grantor has good right and lawful authority to sell and convey said land; that the Grantor hereby fully warrants the title to said land and will defend the same against the lawful claims of all persons whomsoever; and that said land is free of all encumbrances, except taxes accruing subsequent to December 31, 2015.

For valuable consideration received Grantor does forever release and discharge Grantee and her successors and assigns, from any and all liabilities, duties, obligations, claims, demands and causes of action whatsoever, now existing or hereafter arising out of, or in any way related to, the Property, the Note or the Mortgage.

IN WITNESS WHEREOF, grantor has hereunto set grantor’s hand and seal the day and year first above written.

Signed, sealed and delivered in our presence:		1333 Vista Drive, LLC, a Florida limited liability company

/s/ James Phillips		By	/s/ Dennis J. Nickerson
Print Name:	James Phillips	Print Name:	Dennis J. Nickerson
Manager

/s/ Marcelle Pereira Leonardo
Print Name	Marcelle Pereira Leonardo

The foregoing instrument was acknowledged before me by as Manager (insert title) of 1333 Vista Drive, LLC, on behalf of said company, this 27th day of April, 2018 who is personally known to me or who has produced Passport/ID as identification.

/s/ Jennifer Denhard
Print Name: Jennifer L. Denhard

Commission Number: ________________

My Commission Expires:

Exhibit “A”

Lot 136, HARBOR ACRES, SECTION 2, according to the map or plat thereof as recorded in Plat Book 4, Page 63, Public Records of Sarasota County, Florida.